NEWS RELEASE

Contact: James C. Burmeister                     Date:    June 2, 2016
VP, Finance & Treasurer
Phone: 419-891-5848
E-mail: jim_burmeister@andersonsinc.com

The Andersons Announces Ethanol Group Leadership Change

MAUMEE, OHIO, June 2, 2016 - The Andersons, Inc. (Nasdaq: ANDE) announces today that Ethanol Group President Neill C. McKinstray will retire July 1, 2016. At that time, Michael S. Irmen, VP and General Manager of the Ethanol Group, will assume the Group’s leadership as President.

“Neill has provided The Andersons’ with insightful expertise and thoughtful leadership for 40 years,” says CEO Pat Bowe. “Neill recognized that the rise of the ethanol industry would impact our grain operations and advocated for the company to apply its success in grain merchandising and manufacturing to enter this expanding market. Neill introduced, assessed the viability, shaped the structure, established partnerships, and led the Company’s ethanol business during the past decade. Neill is also a recognized expert and advisor to the industry.”

McKinstray began his career with The Andersons in 1976 as a grain buyer in Champaign, Illinois. He worked in a variety of management, merchandising, sales and marketing positions before being named Manager of Grain Transportation & Market Development in 1997. Instrumental in leading The Andersons into the Ethanol business, McKinstray was named Vice President of the Ethanol Division in 2005 and President of the Ethanol Group in 2012. Between July 2015 and February 2016 he assumed additional duties as President of the Grain Group. He served as Chairman of the Renewable Fuels Association from 2012 to 2014.

Irmen has served as a member of senior leadership for the ethanol team since its inception in 2005. He brings to his new role 40 years of experience in grain merchandising, commodities risk management and ethanol administration. He has served as a Vice President in the Ethanol Group since 2012 and was also named as General Manager in 2015. Irmen serves as a Special Advisor to the Market Risk Committee at GreenField Specialty Alcohols, Inc. He is The Andersons’ representative to the Board of Directors for the Renewable Fuels Association (RFA) and has served on the Technical Committee. A member of the National Grain and Feed Association (NGFA), Irmen has served on the Country Elevator Committee and chaired the Arbitration Committee.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

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